Exhibit 10.5

AMENDMENT NO. 1
to Publisher Business Framework Agreement

This Amendment Number 1 (“Amendment”) to the Microsoft Advertising Publisher Business Framework Agreement dated August 1, 2014 (the “Agreement”) is entered into and effective as of August 1, 2015 (the “Amendment Effective Date”) by and between Microsoft Online, Inc., a Nevada corporation (“Microsoft”) and Infospace LLC, a Delaware limited liability company (“Company”).

Microsoft and Company, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree to amend the Agreement as set forth below as of the Amendment Effective Date.

1.
Trademark License. The URL for Microsoft’s trademark usage guidelines set forth in Section 3 (“Trademark License”) of the Agreement is deleted and replaced with the following URL: http://www.microsoft.com/en-us/legal/intellectualproperty/Trademarks/Usage/default.aspx.

2.	Initial Term. The definition of “Initial Term” in Table 2 of the Agreement is deleted and replaced with the following:

Initial Term	47 months

3.	All other terms and conditions of the Agreement remain unchanged and are hereby ratified and confirmed.

4.	This Amendment may be executed by facsimile and in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

By signing below, the Parties agree to be bound by the terms of this Amendment:

Company: Infospace LLC By (sign): /s/ Peter Mansour Printed Name: Peter Mansour Title: President Date: 7/28/15	Microsoft: Microsoft Online, Inc. By (sign): Cindy Bondoc Printed Name: Cindy Bondoc Title: Contract Execution Date: 7/29/2015

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